UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

RICHARDSON ELECTRONICS, LTD.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-12906	36-2096643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road P.O. Box 393
LaFox, Illinois		60147-0393
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (630) 208-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.05 Par Value per share	RELL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2023 (the “Closing Date”), Richardson Electronics, Ltd., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (collectively, the “Guarantors”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the Guarantors party thereto, the Lenders party thereto, and PNC Bank, N.A., as Administrative Agent, Swingline Loan Lender and Issuing Lender thereunder. The Credit Agreement provides for a three (3)-year, senior secured revolving credit facility in an aggregate principal amount not to exceed $30,000,000, including a Swingline Loan subfacility and Letter of Credit subfacility (collectively, the “Revolving Credit Facility”). Proceeds of borrowing sunder the Revolving Credit Facility will be used for working capital and general corporate purposes of the Company and its subsidiaries. As of the Closing Date, [no amounts] were outstanding under the Revolving Credit Facility.

Borrowings under the Revolving Credit Facility will bear interest at a rate per annum selected by the Company from the following options: (a) Term SOFR Rate (for the applicable Interest Period) plus the SOFR Adjustment (for the applicable Interest Period) plus 1.25%; (b) Base Rate plus 0.25% or (c) Daily Simple RFR (for Euros) plus the RFR Adjustment plus 1.25%. Letters of Credit issued under the Letter of Credit subfacility will have a letter of credit fee equal to 1.25% per annum.

In addition, an unused line fee accrues with respect to the unused amount of the Revolving Credit Facility at an annual rate of 0.10%. The Revolving Credit Facility is guaranteed by the Company’s domestic subsidiaries.

In connection with the execution of the Credit Agreement, the Company also entered into a security agreement (the “Security Agreement”) dated as of the Closing Date with the domestic subsidiaries of the Company identified therein, PNC Bank, N.A., as Administrative Agent and the Lenders identified therein. Under the Security Agreement, borrowings under the Revolving Credit Facility are secured by a continuing first priority lien on and security interest under the Code in and to substantially all of the assets of the Company and the Guarantors identified therein. The Company and the Guarantors also entered into a Pledge Agreement (the “Pledge Agreement”), dated as of the Closing Date, with PNC Bank, N.A., as the administrative agent for itself and the Lenders under the Credit Agreement. Under the Pledge Agreement, secured obligations under the Credit Agreement are secured by a continuing first priority pledge of the Pledged Collateral of the Company and the Guarantors identified therein.

The Credit Agreement provides that the Company must maintain compliance with a maximum consolidated leverage ratio covenant and a minimum consolidated fixed charge coverage ratio, each as determined in accordance with the Credit Agreement.

The Credit Agreement also contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales, and transactions with affiliates, as well as customary events of default for financings of this type.

The foregoing descriptions of the Credit Agreement, the Security Agreement and Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Credit Agreement, the Security Agreement, and the Pledge Agreement, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT DERSCRIPTION

10.1 Credit Agreement among the Company, the Guarantors party thereto, the Lenders party thereto,

and PNC Bank, N.A., as Administrative Agent, Swingline Loan Lender and Issuing Lender

thereunder

10.2 Security Agreement among the Company, the Guarantors party thereto, and PNC Bank, N.A., as

Administrative Agent

10.3 Pledge Agreement among the Company, the Guarantors party thereto, and PNC Bank, N.A., as

Administrative Agent

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Richardson Electronics, Ltd.

Date:	March 23, 2023	By:	/s/ Robert J. Ben
Chief Financial Officer and Chief Accounting Officer